Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
NewLink Genetics Corporation:
We consent to the incorporation by reference in the registration statements (No. 333‑178032, No. 333‑184880, No. 333‑185721, and No. 333‑186020) on Form S‑8 and Form S‑3 of NewLink Genetics Corporation of our report dated March 12, 2014, with respect to the consolidated balance sheets of NewLink Genetics Corporation and subsidiaries (a development stage enterprise) as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three‑year period ended December 31, 2013, and for the period from June 4, 1999 (inception) through December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10‑K of NewLink Genetics Corporation.
Des Moines, Iowa
March 12, 2014